Exhibit 99.1

HEARTWARE ANNOUNCES PRIVATE PLACEMENT OF $148 MILLION OF 1.75%

CONVERTIBLE SENIOR NOTES DUE 2021

•     Exchanged $79 Million of 1.75% Convertible Senior Notes due 2021 for 3.50%

Convertible Senior Notes due 2017

•     Raised an additional $69 Million of 1.75% Convertible Senior Notes Due 2021

FRAMINGHAM, Mass., May 7, 2015 — HeartWare International, Inc. (NASDAQ:HTWR), announced today that it has entered into privately-negotiated, exchange and subscription agreements with a limited number of holders of the Company’s outstanding 3.50% Convertible Senior Notes due 2017 (“2017 Notes”). Pursuant to the terms of these exchange and subscription agreements, the Company will exchange $68 million aggregate principal amount of 2017 Notes (approximately 47% of the outstanding 2017 Notes) for $79 million aggregate principal amount of new 1.75% Convertible Senior Notes due 2021 (“2021 Notes”), plus accrued interest. In addition, the Company has offered and sold to a limited number of qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) an additional $69 million aggregate principal amount of the 2021 Notes for gross proceeds of approximately $66 million. Upon completion of this exchange, approximately $76 million aggregate principal amount of 2017 Notes will remain outstanding. The issuance of the 2021 Notes is expected to close on May 13, 2015, subject to customary closing conditions.

The 2021 Notes will mature on December 15, 2021 and will bear interest at a rate of 1.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2015.

Holders of the 2021 Notes may convert their 2021 Notes at their option at any time prior to the close of business on the business day immediately preceding June 15, 2021, only under certain limited circumstances. On or after June 15, 2021 until the close of business on the scheduled trading day immediately preceding the maturity date, holders may convert their 2021 Notes at any time, regardless of the circumstances. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election.

The initial conversion rate is 10 shares of the Company’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $100.00 per share), subject to adjustment in certain events. The initial conversion price represents a 30.5% premium over the closing sale price of the common stock on May 6, 2015.

The Company may redeem for cash all or part of the 2021 Notes on or after June 19, 2019 if the sale price of its common stock exceeds 130% of the conversion price over a specified valuation period prior to the notice of redemption. The redemption price for the 2021 Notes will equal 100% of the principal amount of the 2021 Notes being redeemed, plus accrued interest to, but excluding, the redemption date.

If the Company undergoes a fundamental change (as defined in the indenture), holders of 2021 Notes may require the Company to repurchase for cash all or part of their 2021 Notes at a repurchase price equal to 100% of the principal amount of the 2021 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The 2021 Notes, and any shares of common stock issuable upon conversion of the 2021 Notes, have not been registered under the Securities Act of 1933, or any state securities law. The Company does not intend to file a shelf registration statement for resale of the 2021 Notes, or the shares of common stock, if any, issuable upon conversion thereof. Accordingly, the Company is offering the 2021 Notes only to persons who are both accredited investors (within the meaning of Rule 501 promulgated under the Securities Act) and qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on a private placement exemption from registration under the Securities Act. This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-support circulatory assist device designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. The HeartWare System is approved in the United States for the intended use as a bridge to cardiac transplantation in patients who are at risk of death from refractory end-stage left ventricular heart failure, has received CE Marking in the European Union and has been used to treat patients in 42 countries. The device is also currently the subject of a U.S. clinical trial for destination therapy. For additional information, please visit the Company’s website at www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000®, and its securities are publicly traded on The NASDAQ Stock Market.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the 2017 Notes, the 2021 Notes and our common stock. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the Securities and Exchange Commission. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A. “Risk Factors” in HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. HeartWare may update risk factors from time to time in Part II, Item 1A “Risk Factors” in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.

HeartWare, HVAD and MVAD are registered trademarks of HeartWare, Inc.

For further information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartware.com

Phone: +1 508 739 0864

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